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                     January 26, 2022

       John P. Sauerland
       Vice President and Chief Financial Officer
       The Progressive Corporation
       6300 Wilson Mills Road
       Mayfield Village, Ohio 44143

                                                        Re: The Progressive
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-09518

       Dear Mr. Sauerland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance